UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)
                               (Amendment No. __)*


                            Harris Interactive Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    414549105
                    ----------------------------------------
                                 (CUSIP Number)





                                November 3, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)

       [X]   Rule 13d-1(c)

       [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 414549105                     13G           PAGE 2 OF 5 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Chilton Investment Company, Inc.
        13-3667517
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [X]
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3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
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                        5       SOLE VOTING POWER

                                4,890,000
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 0
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   4,890,000
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,890,000
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.8%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No. 414549105                     13G           PAGE 3 OF 5 PAGES
-----------------------------                       ---------------------------



Item 1(a).        Name of Issuer.
                    Harris Interactive Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices.
                    Harris Interactive Inc.
                    135 Corporate Woods
                    Rochester, New York 14623

Item 2(a).        Names of Persons Filing.
                    Chilton Investment Company, Inc.

Item 2(b).        Address of Principal Business Office or, if none, Residence.
                    1266 East Main Street, 7th Floor
                    Stamford, CT 06902

Item 2(c).        Citizenship.
                    State of Delaware

Item 2(d).        Title of Class of Securities.

                    Common Stock, $.001 par value

Item 2(e).        CUSIP Number
                    414549105

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

    (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

    (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
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CUSIP No. 414549105                     13G           PAGE 4 OF 5 PAGES
-----------------------------                       ---------------------------


    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.           Ownership.

                  (a) Amount beneficially owned:  4,890,000 shares

                  (b) Percent of class:  8.8%

                  (c) Number of shares as to which the person has:


                           (i)      Sole power to vote or to
                                    direct the vote:  4,890,000
                           (ii)     Shared power to vote or to
                                    direct the vote:  0
                           (iii)    Sole power to dispose or to
                                    direct the disposition of:  4,890,000
                           (iv)     Shared power to dispose or to
                                    direct the disposition of:  0

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the benficial owner of more than five percent of the class of sercurities, check the following [ ].


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                     Inapplicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                     Inapplicable


Item 8.           Identification and Classification of Members of the Group.

                     Inapplicable


Item 9.           Notice of Dissolution of Group.

                     Inapplicable


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CUSIP No. 414549105                     13G           PAGE 5 OF 5 PAGES
-----------------------------                       ---------------------------

Item 10.          Certifications.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 13, 2003


                                                Chilton Investment Company, Inc.



                                           By:  /s/
                                                --------------------------------
                                                Name: James Steinthal
                                                Title: Senior Vice President